Exhibit 10.19
IEC Electronics Corp.
2008 Management Incentive Plan ("2008 MIP"):

The 2008 MIP is a cash incentive plan which links awards to performance results and is designed to provide cash incentive awards ("Awards") to five senior management employees (the "Participants"): Chief Executive Officer, Chief Financial Officer, Executive Vice President, Vice President of Operations, and Director of Human Resources.

Each Participant will be eligible to receive an Award, if any, determined on the basis of the degree of achievement of certain performance criteria ("Performance Goals") applicable to that Participant. Performance Goals based upon the following measurements have been established: On Time Delivery, Net Income Before Taxes and Incentives, Sales, and Cash Collection Cycle. From the foregoing and based upon a Participant's job responsibilities, the Committee has assigned a weighting factor to each Performance Goal as it applies to a particular Participant. The formula or matrix prescribing the extent to which such Participant's Award will be earned based upon the level of achievement and the weighting of each Performance Goal is set forth on Attachment A.

If the targets for each of a Participant's Performance Goals are achieved, an Award equal to a percentage (varying from 25% to 45% of the Participant's base salary will be paid (the "Target Award"). The incentive percentage of a Participant is based upon position in the Company. Below a threshold level of performance ("Plan Entry"), no Awards will be made. If the targets are surpassed, Awards will increase depending on the percentage of the targets achieved. However, no Award to a Participant may exceed 200% of the Target Award.

With respect to each Participant, no Award will be payable except upon written certification by the Compensation Committee that the Performance Goals applicable to an individual Participant have been satisfied to a particular extent.

Payment of any Award to a Participant based upon the degree of attainment of the applicable Performance Goals will be made within fifteen (15) days after receipt by the Company of the audited financial statements for Fiscal 2008. In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be distributed.

The 2008 MIP is based upon the organic growth of the Company. If any acquisition is made by the Company in Fiscal 2008, the Compensation Committee will review the impact of such acquisition and determine what, if any, changes should be made to the 2008 MIP.